UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 6, 2015
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant’s Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On May 6, 2015, TOR Minerals International (the “Company”), announced its financial results for the first quarter ended March 31, 2015.

Highlights for the first quarter of 2015 as compared to the first quarter of 2014 include:

  1Q15 revenue decreased 23% to $10.1 million
  1Q15 net loss of ($190,000) versus 1Q14 net income of $707,000
  1Q15 diluted loss per share of ($0.06) versus 1Q14 net income per share of $0.21

Revenue by Product Group (in 000's)	1Q15	1Q14	% Change
Specialty Aluminas	$4,348	$5,259	-17%
Barium Sulfate and Other Products	2,469	2,461	0%
TiO2 Pigments	3,298	5,412	-39%
Total	$10,115	$13,132	-23%

Net sales decreased 23 percent during the first quarter of 2015, primarily related to a 39 percent decrease in sales of TiO2 pigments products and a 17 percent decrease in Specialty alumina sales. The decrease in TiO2 pigment products was related to a decrease in SR sales and weakness in the global TiO2 market. There were no sales of SR to third-party customers during the first quarter of 2015, as compared to third-party SR sales of $1.4 million during the first quarter of the prior year.  The company has historically produced SR as a precursor feedstock to make its differentiated specialty TiO2 pigment products and only opportunistically sells SR products to third parties when market conditions are attractive.  The decrease in specialty alumina sales, which includes ALUPREM®, HALTEX® and OPTILOAD®, was primarily due to a decrease in volume from a large U.S. customer and, to a lesser extent, from the negative effect on foreign currency translation.  Barium sulfate and other product sales were relatively flat year over year, as increased volumes were offset by the effect of foreign currency translation on average selling prices.

During the first quarter of 2015, gross margin decreased to 8.8 percent of sales, versus 16.4 percent during the same period a year ago.  More than half of the decrease in gross margin was related to the negative effect on foreign currency exchange rates.  In addition, gross margin was negatively affected by low levels of plant utilization in the Netherlands and Malaysian plants, as well as the sell through of high-cost TiO2 inventory.  Operating expenses decreased 4.5 percent to $1.1 million, primarily related to a reduction in staffing levels.  The first quarter net loss was ($190,000), or ($0.06) per diluted share, as compared to a net income of $707,000, or $0.21, per share, during the same period a year ago.

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Commenting on the quarter, Dr. Olaf Karasch, Chief Executive Officer, said, “First Quarter’s financial comparisons were affected by several factors that made ‘apples-to-apples’ comparisons difficult.  Excluding these factors, our TiO2 business is stabilizing when compared to the preceding fourth quarter of 2014 and we expect unit volume growth in specialty alumina and barium sulfate products this year.  Our profitability may continue to be clouded during the balance of the year as we work through high-cost TiO2 inventory, and difficult foreign exchange comparisons.  However, our current business plan contemplates significant improvements in return on equity with faster inventory turns and refocusing our capital investments in areas that can contribute attractive returns.  Case in point, during the first quarter we spent approximately $1 million as part of our project to double specialty alumina plant capacity to meet the anticipated increase in demand over the next 24 months.”

TOR Minerals will host a conference call at 4:00 p.m. Central Time on May 6, 2015, to further discuss first quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13606246.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated May 6, 2015 announcing the Company’s first quarter 2015 financial results

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: May 6, 2015	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 6, 2015 announcing the Company’s first quarter 2015 financial results